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 CONTACT:        David P. Williams                         FOR IMMEDIATE RELEASE
                 513-762-6901


                 Chemed Corporation Amends Bank Credit Facility


CINCINNATI, February 24, 2005--Chemed Corporation ("Chemed") (NYSE:CHE) today finalized its amended and restated bank credit facility. JPMorgan Chase Bank acted as both the agent and arranger for this transaction. The amended facility provides for (i) an increase in the aggregate amount of the term loan (TL) from $35 million to $85 million at a current rate of LIBOR plus 2.0% and (ii) an increase of its revolving credit facility (RCF) from $100 million to $175 million at a current rate of LIBOR plus 2.5%. The TL has 21 aggregate quarterly principal payments of $212,500 with the balance due on August 24, 2010. The RCF has a termination date of February 24, 2010. Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation's leading provider of plumbing and drain cleaning services. Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to updated
forward-looking   statements   based  on   unanticipated   events   or   changed
expectations.
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